Exhibit 3.20

OPERATING AGREEMENT

OF

GAYLORD NATIONAL, LLC

This OPERATING AGREEMENT (the “Agreement”) of Gaylord National, LLC, a Maryland limited liability company (the “Company”), is effective as of October 7, 2004.

1. Formation of Limited Liability Company. Gaylord Hotels, LLC (the “Member”) hereby forms the Company as a limited liability company pursuant to Section 4A-201 of the Maryland Limited Liability Company Act (as such statute may be amended from time to time, and together with any successor to such statute, the “Act”). The rights and obligations of the Members and the administration and termination of the Company will be governed by this Agreement and the Act. This Agreement is the “operating agreement” of the Company within the meaning of Section 4A-101(o) of the Act. To the extent this Agreement is inconsistent in any respect with the Act, this Agreement will control.

2. Members. Gaylord Hotels, LLC is the sole member of the Company.

3. Name. The name of the Company is “Gaylord National, LLC.”

4. Purpose. The purpose of the Company is to engage in any and all lawful businesses or activities in which a limited liability company may be engaged under applicable law (including, without limitation, the Act).

5. Term. The term of the Company commenced on the date the Articles of Organization were filed with the State of Maryland Department of Assessments and Taxation, and shall continue indefinitely, unless earlier dissolved in accordance with the provisions of this Agreement or the Act.

Registered Agent and Registered Office. The name of the registered agent of the Company in the State of Maryland is National Registered Agents, Inc. of MD, whose address is 11 East Chase Street, Baltimore, Maryland 21202. The address of the registered office of the Company in the State of Maryland is 11 East Chase Street, Baltimore, Maryland 21202. The initial mailing address of the Company is One Gaylord Drive, Nashville, Tennessee 37214, Attn: Carter R. Todd, Vice President and Secretary. The Company may change its mailing address and may have such other offices as the Members may designate from time to time.

6. Fiscal Year. The fiscal year of the Company ends on December 31.

7. Management of Company. All decisions relating to the business, affairs and properties of the Company shall be made by the Member which shall have authority to bind the Company by its signature or by the signature of any person authorized to act on its behalf. The Member may also from time to time appoint a Chairman, a President and one or more Vice Presidents and such other officers of the Company as the Member may deem necessary or advisable to manage the day-to-day business affairs of the Company which persons shall have such power and authority as may be delegated by the Member (such persons and each of the Managing Directors, the “Officers”). No such delegation shall cause the Member to cease to be a Member. The initial Officers of the Company, if any, are set forth on Schedule A hereto.

8. Distributions. Each distribution of cash or other property by the Company shall be made 100% to the Member. Each item of income, gain, loss, deduction and credit of the Company shall be allocated 100% to the Member. Notwithstanding anything contrary contained herein, the Company will not make a distribution to any Member on the account of the interest of such Member in the Company if such distribution would violate Section 4A-503 of the Act.

9. Capital Accounts. A capital account will be maintained for each Member in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv).

10. Dissolution and Winding Up. The Company will dissolve and its business and affairs will be wound up, upon the first to occur of the following: (a) the written consent of the Member; (b) the retirement, resignation, expulsion, bankruptcy or death of the Member or the occurrence of any other event which terminates the continuing membership of the Member in the Company; or (c) the entry of a decree of judicial dissolution under Section 4A-903 of the Act.

11. Amendments. This Agreement may be amended or modified from time to time by written consent of the Member.

12. Governing Law. This Agreement will be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Maryland, without giving effect to any choice of law or conflict of law principles that would result in the application of the law of any other jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, has caused this Agreement to be duly executed and delivered as of the date first above written.

MEMBER: Gaylord Hotels, LLC

By:	/s/ Carter R. Todd
Name:	Carter R. Todd
Title:	VP and Secretary

EXHIBIT A

Officers

Colin V. Reed	President and Chief Manager
David C. Kloeppel	Executive Vice President
Jay Sevigny	Executive Vice President
Carter R. Todd	Vice President & Secretary
Jason Morgan	Vice President & Treasurer
Bennett D. Westbrook	Vice President
Scott Lynn	Assistant Secretary
Rod Connor	Assistant Secretary

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